UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 26, 2008
Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2902 Corporate Place Chanhassen, Minnesota	55317

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 947-0000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On September 26, 2008, LTF Real Estate Company, Inc. (“LTF Real Estate”), a wholly owned subsidiary of Life Time Fitness, Inc. (the “Company”) sold certain properties to LT FIT (AZ-MD) LLC, an affiliate of W.P. Carey & Co., LLC (“Purchaser”). The properties are located in Scottsdale, Arizona and Columbia, Maryland (the “Properties”), and were sold to Purchaser for approximately $60.5 million. The Company and LTF Real Estate expect to use the proceeds from the sale to partially pay down the Company’s revolving credit facility, which will result in a corresponding reduction in interest expense and increase in the revolver’s availability to fund future growth.
Pursuant to the terms of a Lease Agreement (the “Lease”) between LTF Real Estate and Purchaser, LTF Real Estate will Lease the Properties from Purchaser. The Lease has a total term of 40 years, including an initial term of 20 years and four consecutive automatic renewal terms of five years each. Renewal options may only be exercised for all the Properties combined, and are automatically exercised if notice is not provided to Purchaser 18 months before the lease term ends. The initial rent will be approximately $5.66 million per year, increased after every year during the initial term and each year of any renewal option, if exercised, by an amount equal to 2% of the rent paid in the calendar year immediately before the effective date of the rent increase. The Lease is an “absolute net” lease requiring LTF Real Estate to maintain the Properties and to pay all operating expenses including real estate taxes and insurance for the benefit of Purchaser. Pursuant to the terms of a Guaranty and Suretyship Agreement, the Company has guaranteed LTF Real Estate’s obligations under the Lease.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth in Item 1.01 above is incorporated in this Item 2.03 by reference.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.
Date: October 2, 2008	By	/s/ Eric J. Buss
Eric J. Buss
Executive Vice President and General Counsel and Secretary